Exhibit 10.1

FORM OF

TRANSITION SERVICES AGREEMENT

By and Between

AARON’S HOLDINGS COMPANY, INC.

and

AARON’S SPINCO, INC.

Dated as of [•], 2020

i

ii

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into as of [•], 2020 between Aaron’s Holdings Company, Inc., a Georgia corporation (“RemainCo”), and Aaron’s SpinCo, Inc., a Georgia corporation (“SpinCo”). RemainCo and SpinCo are sometimes referred to herein, individually, as a “Party,” and, collectively, as the “Parties.” Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in Article I hereof.

R E C I T A L S:

WHEREAS, the Board of Directors of RemainCo has determined that it is appropriate, desirable and in the best interests of RemainCo and its shareholders to effectuate the Separation and the Distribution as described in the Separation and Distribution Agreement between RemainCo and SpinCo dated as of [•], 2020 (the “Separation Agreement”);

WHEREAS, the Separation Agreement provides, among other things, subject to the terms and conditions thereof, for the Separation and the Distribution and for the execution and delivery of certain other agreements, including this Agreement; and

WHEREAS, in order to facilitate and provide for an orderly transition in connection with the Separation and the Distribution, the Parties desire to enter into this Agreement to set forth the terms and conditions pursuant to which each of the Parties shall provide Services to the other Party for a transitional period.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation Agreement:

“Accessing Party” has the meaning set forth in Section 6.02(a).

“Action” means any claim, demand, action, suit, countersuit, arbitration, inquiry, subpoena, discovery request, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any Governmental Authority or any federal, state, local, foreign or international arbitration or mediation tribunal.

“Additional Services” has the meaning set forth in Section 2.02.

“Affiliate” has the meaning set forth in the Separation Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” has the meaning set forth in the Separation Agreement.

“Business Entity” has the meaning set forth in the Separation Agreement.

“Charge” and “Charges” have the meaning set forth in Section 3.01.

“Confidential Information” means all Information that is either confidential or proprietary.

“Contract Manager” has the meaning set forth in Section 2.07.

“Dispute” has the meaning set forth in Section 9.15(a).

“Distribution” has the meaning set forth in the Separation Agreement.

“Distribution Date” means the date on which the Distribution is consummated.

“e-mail” has the meaning set forth in Section 9.09.

“Effective Time” means 11:59 Eastern Standard Time on the Distribution Date.

“Force Majeure” means, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not reasonably have been foreseen by such Party (or such Person), or, if it could reasonably have been foreseen, was unavoidable, and includes acts of God, unusually severe weather conditions, floods, riots, fires, explosions, sabotage, civil commotion or civil unrest, interference by civil or military authorities, cyberattacks, epidemics, pandemics, acts of war (declared or undeclared) or armed hostilities, other regional, national or international calamities or acts of terrorism, strikes, labor stoppages, or slowdowns or other industrial disturbances; or failures of energy sources or distribution or transportation facilities. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

“Governmental Authority” means any supranational, international, national, federal, state, provincial or local court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority, including the New York Stock Exchange or any similar self-regulatory body under applicable securities Laws.

“Group” means either the RemainCo Group or the SpinCo Group.

“Group Member” means any Business Entity that is a part of either the RemainCo Group or the SpinCo Group, as the context requires.

“Information” means information in written, oral, electronic or other tangible or intangible forms, including studies, reports, records, books, contracts, instruments, surveys, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, marketing plans, customer names, Privileged Information, and other technical, financial, employee or business information or data; provided that “Information” does not include Patents, Trademarks, or Other Intellectual Property.

“Initial Services” has the meaning set forth in Section 2.01(b).

“Interest Payment” has the meaning set forth in Section 4.02.

“Law” has the meaning set forth in the Separation Agreement.

“Liabilities” has the meaning set forth in the Separation Agreement.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Payment Date” has the meaning set forth in Section 4.01.

“Person” means any (a) individual; (b) Business Entity; or (c) Governmental Authority.

“Provider” means, with respect to any Service, the Party providing (or causing its other Group Members to provide) such Service under this Agreement.

“Provider Indemnitees” has the meaning set forth in Section 8.03.

“Recipient” means, with respect to any Service, the Party receiving (either directly or through its other Group Members) such Service under this Agreement.

“Recipient Indemnitees” has the meaning set forth in Section 8.04.

“RemainCo” has the meaning set forth in the Preamble.

“RemainCo Business” means the “Progressive Leasing and Vive Business” as defined in the Separation Agreement.

“RemainCo Group” means the “Parent Group” as defined in the Separation Agreement.

“RemainCo Group Member” means “Parent Group Member” as defined in the Separation Agreement.

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, accountants, counsel, and other advisors or representatives.

“Security Regulations” has the meaning set forth in Section 6.02(a).

“Separation” has the meaning set forth in the Separation Agreement.

“Separation Agreement” has the meaning set forth in the Recitals.

“Service Period” means, with respect to any Service, the period commencing on the later of (a) the Effective Time and (b) the date on which any Additional Service becomes a “Service” pursuant to the terms of this Agreement, and ending on the earlier of (i) the date that a Party terminates the provision of such Service pursuant to Section 5.02, and (ii) the termination date specified with respect to such Service set forth on Schedule A or Schedule B hereto.

“Services” means the Initial Services and any Additional Services agreed to by the Parties in accordance with Section 2.02.

“SpinCo” has the meaning set forth in the Preamble.

“SpinCo Business” means the “Aaron’s Business” as defined in the Separation Agreement.

“SpinCo Group” has the meaning set forth in the Separation Agreement.

“Subsidiary” means, with respect to any Person, any Business Entity of which such Person: (a) beneficially owns, either directly or indirectly, more than 50% of (i) the total combined voting power of all classes of voting securities of such Business Entity; (ii) the total combined equity interests; or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Systems” has the meaning set forth in Section 6.02(a).

“Tax” has the meaning set forth in the Separation Agreement.

“Taxing Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Termination Charges” shall mean, with respect to the termination of any Service pursuant to Section 5.02(a)(i), the sum of (a) any and all costs, fees and expenses (other than any severance or retention costs) payable by the Provider of such Service to a Third Party principally because of the early termination of such Service; provided, however, that the Provider shall use reasonable efforts to minimize any costs, fees or expenses payable to any Third Party in connection with such early termination of such Service and credit any such reductions against the Termination Charges payable by Recipient; and (b) any additional severance and retention costs, if any, because of the early termination of such Service that the Provider of such terminated Service incurs to employees who had been retained primarily to provide such terminated Service (it being agreed that the costs set forth in this clause (b) shall only be the amount, if any, in excess of the severance and retention costs that such Provider would have paid to such employees if the Service had been provided for the full period during which such Service would have been provided hereunder but for such early termination).

“Third Party” means any Person other than the Parties or any of their respective Affiliates.

“Third-Party Claim” means any assertion by a Third Party of any claim, or the commencement by any Third Party of any Action, against any Party or any of its respective Affiliates.

ARTICLE II

SERVICES

Section 2.01. Services.

(a) Commencing as of the Effective Time, SpinCo shall use commercially reasonable efforts to provide (or cause another applicable member of the SpinCo Group to provide) to RemainCo (or another applicable member of the RemainCo Group) the services set forth on Schedule A.

(b) Commencing as of the Effective Time, RemainCo shall use commercially reasonable efforts to provide (or cause another applicable member of the RemainCo Group to provide) to SpinCo (or another applicable member of the SpinCo Group) the services set forth on Schedule B (collectively with the services set forth on Schedule A, the “Initial Services”).

Section 2.02. Additional Services.

(a) After the Effective Time and at any time prior to the twelve-month anniversary of the Distribution Date, each of RemainCo and SpinCo may request the other Party to (i) provide additional (including as to volume, amount, level or frequency, as applicable) or different services which the other Party is not expressly obligated to provide under this Agreement if such services are of the type and scope provided between the RemainCo Group and the SpinCo Group, in each case during the twelve months preceding the Distribution Date, (ii) expand the scope of any Service or (iii) expand the duration for which any Service is provided (such additional or expanded services, the “Additional Services”). The Party receiving such request for Additional Services shall consider such request in good faith and shall notify the requesting Party as promptly as practicable as to whether it will or will not provide the Additional Services; provided, however, that neither Party shall be obligated to provide any Additional Service if it does not, in its commercially reasonable judgment, have adequate resources to provide such Additional Service or if the provision of such Additional Service would significantly disrupt the operation of such Party’s or its Group Members’ businesses.

(b) If a Party agrees to provide Additional Services pursuant to Section 2.02(a), then the Parties shall in good faith attempt to negotiate the terms of a supplement to Schedule A and/or Schedule B, as applicable, which will describe in reasonable detail the service or service category, as applicable, project scope, term, price and payment terms to be charged for such Additional Services; it being understood, however, that the Service Provider shall not be required to provide any Additional Services if the Parties are unable to reach agreement on the terms thereof. If and to the extent agreed to in writing, the supplement to Schedule A and/or Schedule B, as applicable, shall be deemed part of this Agreement as of such date and the Additional Services shall be deemed “Services” provided hereunder, in each case subject to the terms and conditions of this Agreement.

Section 2.03. Performance of Services.

(a) Subject to Section 2.06, Provider shall perform, or cause to be performed (through one (1) or more of its applicable Group Members, or through a Third-Party service provider in accordance herewith), all Services in a manner that is substantially similar in all material respects to the analogous services provided by or on behalf of Provider or any of its Subsidiaries to its applicable functional group or Subsidiary prior to the Effective Time and that in any event, conforms in all material respects with the terms of Schedule A and/or Schedule B. It is understood and agreed that the Service Provider is not a professional provider of the types of services included in the Services and that Provider personnel performing Services have other responsibilities and will not be dedicated full-time to performing Services hereunder.

(b) Nothing in this Agreement shall require Provider to perform or cause to be performed any Service to the extent that the manner of such performance would constitute a violation of any applicable Law or any existing contract, agreement or permit with a Third Party. If Provider is or becomes aware of any such potential violation, Provider shall use commercially reasonable efforts to promptly advise Recipient of such potential violation, and Provider and Recipient will mutually seek an alternative that addresses such potential violation. The Parties agree to cooperate in good faith and use commercially reasonable efforts to obtain any necessary Third Party consents required under any existing contract, agreement or permit with a Third Party to allow Provider to perform, or cause to be performed, all Services to be provided hereunder in accordance with the standards set forth in this Section 2.03. Recipient shall reimburse Provider for all reasonable out-of-pocket costs and expenses (if any) incurred by Provider or any of its Group Members in connection with obtaining any such Third-Party consent that is required to allow Provider to perform or cause to be performed such Services. If, with respect to a Service, the Parties, despite the use of such commercially reasonable efforts, are unable to obtain a required Third-Party consent, or the performance of such Service by Provider would constitute a violation of any applicable Law, the Provider shall, to the extent reasonably practicable, use commercially reasonable efforts in good faith to provide alternative services that are substantially similar to the applicable Services for which consent was not obtained, or the performance of which would constitute a violation of any applicable Law; provided, that nothing in this Section 2.03(b) shall obligate any Provider (or any Subsidiary of a Provider) to violate any applicable Law or breach any of its contractual obligations to a Third Party in connection with the provision of such alternative Services.

(c) It is the intent of the Provider to plan and staff such that the Provider can properly perform the Services that Provider has agreed to perform under this Agreement, and the Provider does not anticipate the need for any rationing or limitation of Services. Notwithstanding the foregoing, the Recipient acknowledges and agrees that the Provider shall have the right to establish reasonable priorities between the needs of the Provider, on the one hand, and the needs of the Recipient, on the other hand, as to the provision of any Service if the Provider determines that such priorities are necessary to avoid any adverse effect on the Provider. If any such priorities are established, the Provider shall advise the Recipient as soon as possible of any Service that will be materially delayed as a result of such prioritization, and will use commercially reasonable efforts to minimize the duration and impact of such delays.

(d) Neither Provider nor any of its Subsidiaries shall be required to perform or cause to be performed any of the Services for the benefit of any Third Party or any other Person other than Recipient and its Group Members.

(e) EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 2.03 OR SECTION 8.04, EACH PARTY ACKNOWLEDGES AND AGREES, ON ITS OWN BEHALF AND ON BEHALF OF ITS GROUP MEMBERS, THAT ALL SERVICES (AND ANY RELATED PRODUCTS) PROVIDED UNDER THIS AGREEMENT ARE PROVIDED ON AN “AS-IS” BASIS, THAT RECIPIENT ASSUMES ALL RISK AND LIABILITY ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE SERVICES, AND THAT PROVIDER MAKES NO OTHER REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, WITH RESPECT TO THE SERVICES. PROVIDER SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

(f) Each Party shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement. No Party shall knowingly take any action in violation of any such applicable Law that results in Liability being imposed on the other Party.

Section 2.04. Changes in the Performance of Services. Subject to the performance standards for Services set forth in this Article II, Provider may make changes from time to time in the manner of performing the Services if Provider is making similar changes in performing analogous services for itself and if Provider furnishes to Recipient reasonable prior written notice (in content and timing) of such changes; provided, that if such change shall adversely affect the timeliness or quality of, or increase the Charges for, the applicable Service, the Parties shall cooperate in good faith to agree on modifications to such Services as are commercially reasonable in consideration of the circumstances.

Section 2.05. Transitional Nature of Services. The Parties acknowledge the transitional nature of the Services and agree to cooperate in good faith and to use commercially reasonable efforts to avoid a disruption in the transition of the Services from Provider to Recipient (or its designee).

Section 2.06. Subcontracting. Provider may not hire or engage any Third Parties to perform any of the Services on its behalf except (a) for those Services specifically designated on Schedule A or Schedule B, as applicable (collectively, the “Subcontracting Services”) or (b) as mutually agreed in writing by the Parties. If Provider hires or engages any Third Parties to perform any Subcontracting Service, then (a) Provider shall use the same degree of care (but at least reasonable care) in selecting each such Third Party as it would if such Third Party was being retained to provide similar services to Provider and (b) Provider shall in all cases remain responsible (as primary obligor) for all of its obligations under this Agreement with respect to the scope of such Subcontracting Services, the performance standard for such Subcontracting Services set forth in this Article II and the content of the Subcontracting Services provided to Recipient. Provider shall be liable for any breach of its obligations under this Agreement by any Third-Party service provider engaged by Provider to provide any Subcontracting Service. Subject to the confidentiality provisions set forth in Article VII, Provider shall, and shall cause its Affiliates to, provide, upon fifteen (15) Business days’ prior written notice, any Information within Provider’s or its Affiliates’ control that Recipient reasonably requests in connection with any Subcontracting Services being provided to Recipient by a Third Party, including any applicable invoices, agreements documenting the arrangements between such Third Party and Provider and other supporting documentation; provided, further, that Recipient may make no more than three request(s) per Third Party during any calendar quarter.

Section 2.07. Contract Manager.

(a) Each Party shall appoint an individual to act as its primary point of operational contact for the administration and operation of this Agreement (each, a “Contract Manager”) who shall have overall responsibility for coordinating all activities undertaken by such Party hereunder, for acting as a day-to-day contact with the other Party, and for making available to the other Party the data, facilities, resources and other support services required for the performance of the services in accordance with the terms of this Agreement; provided that for each Service, the Contract Manager shall be permitted to delegate the foregoing responsibilities for such Service to an individual identified on the Schedules, and such representative shall be deemed to be the Contract Manager with respect to such Service. The initial Contract Managers for the Parties are set forth on Schedule A and Schedule B. The Parties may change their respective Contract Managers from time to time upon notice to the other Party in accordance herewith.

(b) Prior to performing any Service, the Contract Managers will use reasonable efforts to cooperate with each other to agree on the scope of the Service if such scope is not otherwise designated in Schedule A or Schedule B, as applicable. In the event that either Provider, or its Contract Manager, anticipate or become aware that the work to be performed for any Service will either (i) exceed the estimates provided on Schedule A or Schedule B, if applicable, for such Service or (ii) result in a material deviation from the scope of such Service, including a material increase in hours and/or related Charges to perform the Service that would exceed estimates or budgets, then, prior to commencing further work on the Service, the Provider’s Contract Manager will provide notice to the Recipient’s Contract Manager (which notice need not be provided in compliance with Section 9.09) and such Contract Managers will use reasonable efforts to cooperate with each other to determine and discuss the matter and appropriate next steps. Notwithstanding anything to the contrary in this Agreement, Provider shall not be in breach of this Agreement for any delay in the performance of any Service as a result of Provider complying with its obligations under this Section 2.07(b).

ARTICLE III

SERVICE CHARGES

Section 3.01. Charges for Services. The compensation to be received by Provider for each Service provided under this Agreement will be the fees or charges set forth in or calculated in the manner set forth in Schedule A or Schedule B, as applicable, relating to the particular Service, subject to any escalation, reduction or other modifications specifically provided for in such Schedule (each fee constituting a “Charge” and, collectively, “Charges”). During the term of this Agreement, the amount of a Charge for any Service may be modified to the extent of (a) any adjustments mutually agreed to by the Parties; (b) any Charges applicable to any Additional

Services; and (c) any adjustment in the rates or charges imposed by any Third-Party provider that is providing Services; provided that Provider will notify Recipient in writing of any such change in rates at least thirty (30) days prior to the effective date of such rate change. In consideration for the provision of a Service, Recipient shall pay to Provider, in the manner set forth in Article IV, the Charge for such Service as set forth in or calculated in the manner set forth in Schedule A or Schedule B, as applicable.

Section 3.02. Reimbursement for Out-of-Pocket Costs and Expenses. Recipient shall reimburse Provider for reasonable out-of-pocket costs and expenses incurred by Provider or any member of its Group in connection with providing the Services (including reasonable travel-related expenses) to the extent that such costs and expenses are not reflected in the Charges for such Services; provided, however, that any such cost or expense in excess of two-thousand dollars ($2,000) that is not consistent with historical practice between the Parties for any individual Service (including business travel and related expenses) shall require advance written approval of Recipient; provided, further, that if Recipient does not provide such advance written approval and the incurrence of such cost or expense is reasonably necessary for Provider to provide such Service in accordance with the standards set forth in this Agreement, Provider shall not be required to perform such Service. Any authorized travel-related expenses incurred in performing the Services shall be charged to Recipient in accordance with Provider’s then-applicable business travel policies.

ARTICLE IV

BILLING; TAXES

Section 4.01. Billing and Payment. Within twenty-five (25) calendar days after the end of each month during the term of this Agreement, Provider will invoice Recipient for the applicable Charges (along with any expenses for which Provider is entitled to reimbursement pursuant to this Agreement, if known at that time) on a monthly basis, in arrears, for the prior month then ended. The invoice shall set forth in reasonable detail for the period covered by such invoice (a) the Services rendered, and (b) the Charges for such month for each type of Service provided, calculated in accordance with Schedule A or Schedule B, as applicable, and shall be accompanied by any applicable third party invoices and other documentation reasonably necessary for the Recipient to evaluate the invoiced amounts. Upon the Recipient’s request, Provider shall provide to Recipient reasonable additional detail and supporting documentation regarding invoiced amounts. All amounts due and payable hereunder shall be paid in U.S. dollars by wire transfer of immediately available funds to an account or accounts designated in writing from time to time by Provider within thirty (30) days after the receipt of such invoice (the “Payment Date”). In the event of any billing dispute, Recipient shall promptly pay any undisputed amount.

Section 4.02. Late Payments. Invoiced amounts not paid when due (including any undisputed amounts) shall accrue interest at a rate per annum equal to five percent (5%) calculated from the applicable Payment Date (the “Interest Payment”).

Section 4.03. Taxes. Without limiting any provisions of this Agreement, Recipient shall bear any and all Taxes and other similar charges (and any related interest and penalties) imposed on, or payable with respect to, any fees or charges, including any Charges, payable by it pursuant to this Agreement, including all sales, use, value-added, and similar Taxes, but excluding any Taxes on Provider’s income. Notwithstanding anything to the contrary in the previous sentence or elsewhere in this Agreement, Recipient shall be entitled to withhold from any payments to Provider any such Taxes that Recipient is required by applicable Law to withhold and shall pay such Taxes to the applicable Taxing Authority.

Section 4.04. No Set-Off. Except as mutually agreed in writing by the Parties, no Party nor any member of its Group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or (b) any other amounts claimed to be owed to the other Party or any of member of its Group arising out of this Agreement.

ARTICLE V

TERM AND TERMINATION

Section 5.01. Term. This Agreement shall commence at the Effective Time and shall terminate upon the earliest to occur of (a) the last date on which either Party is obligated to provide any Service to the other Party in accordance with the terms of this Agreement; and (b) the mutual written agreement of the Parties to terminate this Agreement in its entirety. Unless otherwise terminated pursuant to Section 5.02, this Agreement shall terminate with respect to each Service as of 11:59 p.m. Eastern Time on the last day of the Service Period for such Service. Prior to the termination date for any Service, the Parties may, by mutual written consent extend the Service Period for such Service as mutually agreed by the Parties. To the extent that Provider’s ability to provide a Service is dependent on the continuation of a specified Service, Provider’s obligation to provide such dependent Service shall terminate automatically with the termination of such supporting Service.

Section 5.02. Early Termination.

(a) Without prejudice to Recipient’s rights with respect to Force Majeure, Recipient may from time to time terminate this Agreement with respect to the entirety of any Service (but not any portion thereof) (i) for any reason or no reason, upon the giving of at least thirty (30) days’ prior written notice to Provider; provided, however, that such termination shall be subject to the obligation to pay any applicable Termination Charges pursuant to Section 5.05, or (ii) if Provider has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure shall continue to be uncured by Provider for a period of at least thirty (30) days after receipt by Provider of written notice of such failure from Recipient; provided, however, that Recipient shall not be entitled to terminate this Agreement with respect to the applicable Service if, as of the end of such period, there remains a good faith Dispute between the Parties (undertaken in accordance with the terms of Section 9.15) as to whether Provider has cured the applicable breach.

(b) Provider may terminate this Agreement with respect to the entirety of any Service (but not any portion thereof) at any time upon prior written notice to Recipient, if Recipient has failed to perform any of its material obligations under this Agreement with respect to such Service, including making payment of Charges when due, and such failure shall continue to be uncured by Recipient for a period of at least thirty (30) days after receipt by Recipient of a written notice of such failure from Provider; provided, however, that Provider shall not be entitled to terminate this Agreement with respect to the applicable Service if, as of the end of such period, there remains a good faith Dispute between the Parties (undertaken in accordance with the terms of Section 9.15) as to whether Recipient has cured the applicable breach.

Section 5.03. Reduction of Services. Recipient may from time to time request a reduction in part of the scope of any Service. If requested to do so by Recipient, the Parties shall discuss in good faith appropriate adjustments to the relevant Charges. If, after such discussions, the Parties do not mutually agree on any requested reduction of the scope of any Service and the relevant Charges in connection therewith, then (a) there shall be no change to the Charges under this Agreement and (b) unless the Parties otherwise agree in writing, there shall be no change to the scope of any Services under this Agreement. If, after such discussions, the Parties mutually agree to any reduction of Service, Schedule A and/or Schedule B, as applicable, shall be appropriately supplemented to reflect such reduction in Service.

Section 5.04. Interdependencies. The Parties acknowledge that there may be interdependencies among the Services being provided under this Agreement that may not be identified on Schedule A or Schedule B, as applicable, and agree that, if the Service Provider’s ability to provide a particular Service in accordance with this Agreement is materially and adversely affected by the termination of another Service in accordance with Section 5.02, then the Parties shall negotiate in good faith (prior to such termination) to amend Schedule A or Schedule B, as applicable, relating to such affected continuing Service and (ii) if after such negotiation, the Parties are unable to agree on such amendment, Provider’s obligation to provide such affected continuing Service shall, instead, terminate automatically with the termination of another Service in accordance with Section 5.02.

Section 5.05. Effect of Termination. Upon the termination of any Service pursuant to this Agreement, Provider shall have no further obligation to provide the terminated Service, and Recipient shall have no obligation to pay any future Charges or other amounts relating to such Service provided, however, that Recipient shall remain obligated to Provider for (a) the Charges and any other amounts owed and payable in respect of Services provided prior to the effective date of termination for such Service and (b) solely in the case of when Recipient terminates any Service pursuant to Section 5.02(a)(i), any applicable Termination Charges. In the event that any Service is terminated other than at the end of a month, and the Charge associated with such Service is determined on a monthly basis, Provider shall bill Recipient on a pro rata basis based on the number of days in the current calendar month that Recipient used such Service. In connection with the termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination, and in connection with a termination of this Agreement, Article I, this Article V, Article VII, and Article VIII and all Liability for all due and unpaid Charges and other amounts and Termination Charges shall continue to survive indefinitely.

Section 5.06. Information Transmission. Provider, on behalf of itself and its Group Members, shall use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to Recipient, in accordance with Section 6.01 of the Separation Agreement, any Information received or computed by Provider for the benefit of Recipient concerning the relevant Service during the Service Period; provided, however, that, except as otherwise agreed in writing by the Parties, (a) Provider and its Subsidiaries shall be reimbursed for their reasonable costs in accordance with Section 6.03 of the Separation Agreement for creating, gathering, copying, transporting and otherwise providing such Information and (b) Provider shall use commercially reasonable efforts to maintain any such Information in accordance with Section 6.04 of the Separation Agreement.

ARTICLE VI

ACCESS; SYSTEM SECURITY

Section 6.01. Access.

(a) Recipient shall provide (or cause any applicable member of its Group to provide) to Provider (or any applicable member of its Group to provide) such reasonable access, during regular business hours, to the employees, representatives, facilities and books and records of Recipient (or such member of its Group) as Provider (or such member of its Group) shall reasonably request in order to enable Provider (or such member of its Group) to provide any applicable Services required under this Agreement. Provider shall (and shall cause any applicable member of its Group to) conform with and abide by the confidentiality and security provisions in Section 6.02 and Article VII, as applicable, in connection with such access.

(b) Each Party shall (and shall cause the members of its Group and its personnel and the personnel of its Affiliates and Sub-Contractors providing or receiving Services to), when on the property of the other Party or any of its Group Members, or when given access to any facilities, infrastructure or personnel of the other Party or any of its Group Members, follow applicable Laws and all of the other Party’s policies and procedures concerning health, safety, conduct and security which are made known to the Party receiving such access from time to time.

Section 6.02. System Security.

(a) If any Party or any of its Group members is given access to the other Party’s (or such other Party’s Group Members) computer systems or software (collectively, the “Systems”) in connection with provision of any Services, the Party and/or its Group Members given access (the “Accessing Party”) shall comply with all of the other Party’s system security policies, procedures and requirements that have been provided to the Accessing Party in advance and in writing (collectively, “Security Regulations”), and shall not tamper with, compromise or circumvent any security or audit measures employed by such other Party (or such other Party’s Group Members). The Accessing Party shall access and use only those Systems of the other Party (or such other Party’s Group Members) or only the component, module, area or portion of any such system, where applicable, to which it has been granted the right of access and use.

(b) Each Party shall use commercially reasonable efforts to ensure that only those of its personnel (or the personnel of such Party’s Group Members) who are specifically authorized to have access to the Systems of the other Party (or such other Party’s Group Members) gain such access, and use commercially reasonable efforts to prevent unauthorized access, use, destruction, alteration or loss of information contained therein, including notifying its personnel of the restrictions set forth in this Agreement and of the Security Regulations.

(c) If, at any time, the Accessing Party determines that any of its personnel has sought to circumvent, or has circumvented, the Security Regulations, that any unauthorized Accessing Party personnel has accessed the Systems, or that any of its personnel has engaged in activities that may lead to the unauthorized access, use, destruction, alteration or loss of data, information or software of the other Party (or such other Party’s Group Members), the Accessing Party shall promptly terminate any such Person’s access to the Systems and immediately notify the other Party. In addition, in such case such other Party shall have the right to deny personnel of the Accessing Party access to its Systems upon written notice to the Accessing Party. The Accessing Party shall use commercially reasonable efforts to cooperate with the other Party in investigating any apparent unauthorized access to such other Party’s Systems.

ARTICLE VII

CONFIDENTIALITY; PROTECTIVE ARRANGEMENTS

Section 7.01. Confidentiality. Each Party agrees that the specific terms and conditions of this Agreement and any information conveyed or otherwise received by or on behalf of a Party in conjunction herewith shall be Confidential Information subject to the confidentiality provisions (and exceptions thereto) set forth in Section 6.09 of the Separation Agreement.

Section 7.02. Privacy and Data Protection Laws. Each Party shall comply in all material respects with all applicable state, federal and foreign privacy and data protection Laws that are applicable to the provision of the Services under this Agreement.

ARTICLE VIII

LIMITED LIABILITY AND INDEMNIFICATION

Section 8.01. Limitations on Liability.

(a) THE LIABILITIES OF PROVIDER AND ITS GROUP MEMBERS AND THEIR RESPECTIVE REPRESENTATIVES, COLLECTIVELY, UNDER THIS AGREEMENT FOR ANY ACT OR FAILURE TO ACT IN CONNECTION HEREWITH (INCLUDING THE PERFORMANCE OR BREACH OF THIS AGREEMENT), OR FROM THE SALE, DELIVERY, PROVISION OR USE OF ANY SERVICES PROVIDED UNDER OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, SHALL NOT EXCEED THE AGGREGATE AMOUNT OF CHARGES PAID AND PAYABLE TO SUCH PROVIDER FOR ALL SERVICES BY THE RECIPIENT PURSUANT TO THIS AGREEMENT.

(b) IN NO EVENT SHALL EITHER PARTY, ANY MEMBER OF ITS GROUP OR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAVE ANY LIABILITY TO THE OTHER PARTY OR ANY MEMBER OF ITS GROUP OR ANY OF THEIR RESPECTIVE REPRESENTATIVES UNDER THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE OR SIMILAR DAMAGES IN EXCESS OF COMPENSATORY DAMAGES OF THE OTHER PARTY (INCLUDING LOST PROFITS OR LOST REVENUES) IN CONNECTION WITH THE SALE, DELIVERY, PROVISION OR USE OF OR FAILURE TO

PROVIDE SERVICES PROVIDED UNDER OR CONTEMPLATED BY THIS AGREEMENT (OTHER THAN ANY SUCH LIABILITY WITH RESPECT TO A THIRD-PARTY CLAIM), AND EACH PARTY HEREBY WAIVES ON BEHALF OF ITSELF, ITS GROUP MEMBERS AND ITS REPRESENTATIVES ANY CLAIM FOR SUCH DAMAGES, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE.

(c) The limitations in Section 8.01(a) and Section 8.01(b) shall not apply in respect of any Liability arising out of or in connection with (i) either Party’s Liability for breaches of confidentiality under Article VII, (ii) the Parties’ respective obligations under Section 8.03 or 8.04 or (iii) the willful misconduct, gross negligence or fraud of or by the Party to be charged.

Section 8.02. Obligation to Re-Perform; Liabilities. In the event of any breach of this Agreement by Provider with respect to the provision of any Services (with respect to which Provider can reasonably be expected to re-perform in a commercially reasonable manner), Provider shall, at the request of Recipient, promptly correct in all material respects such error, defect or breach or re-perform in all material respects such Services at the sole cost and expense of Provider. The remedy set forth in this Section 8.02 shall be the sole and exclusive remedy of Recipient for any such breach of this Agreement with respect to the provision of such Services; provided, however, that the foregoing shall not prohibit Recipient from exercising its right to terminate this Agreement in accordance with the provisions of Section 5.02(a)(ii) or to seek specific performance in accordance with Section 9.16 or to seek and obtain indemnification under Section 8.04. Any request for re-performance in accordance with this Section 8.02 by Recipient must be in writing and specify in reasonable detail the particular error, defect or breach, and such request must be made no more than thirty (30) days from the later of (a) the date on which such breach occurred and (b) the date on which such breach was reasonably discovered by Recipient.

Section 8.03. Third-Party Claims. Recipient shall indemnify, defend and hold harmless Provider, its Group Members and each of their respective Representatives, and each of the successors and assigns of any of the foregoing (collectively, the “Provider Indemnitees”), from and against any and all claims of Third Parties relating to, arising out of or resulting from Recipient’s use or receipt of the Services provided by Provider hereunder, other than Third-Party Claims arising out of Provider’s breaches of its obligations under Article VII or the gross negligence, willful misconduct or fraud of any Provider Indemnitee.

Section 8.04. Provider Indemnity. Provider shall indemnify, defend and hold harmless Recipient, its Group Members and each of their respective Representatives, and each of the successors and assigns of any of the foregoing (collectively, the “Recipient Indemnitees”), from and against any and all Liabilities relating to, arising out of or resulting from the sale, delivery or provision of any Services provided by Provider hereunder, but only to the extent that such Liability relates to, arises out of or results from Provider’s breaches of its obligations under Articles VII, gross negligence, willful misconduct or fraud.

Section 8.05. Indemnification Procedures. The procedures for indemnification set forth in Sections 5.05, 5.06 and 5.07 of the Separation Agreement shall govern claims for indemnification under this Agreement.

Section 8.06. Liability for Payment Obligations. Nothing in this Article VIII shall be deemed to eliminate or limit, in any respect, any Party’s express obligation in this Agreement to pay Charges, Termination Charges or other specified reimbursements for Services rendered in accordance with this Agreement.

Section 8.07. Exclusions of Other Remedies. Without limiting the rights under Section 9.16, the provisions of Sections 8.02, 8.03 and 8.04 shall, to the maximum extent permitted by applicable Law, be the sole and exclusive remedies of the Provider Indemnitees and the Recipient Indemnitees, as applicable, for any Liability, whether arising from statute, principle of common or civil law, principles of strict liability, tort, contract or otherwise under this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Further Assurances. Subject to the limitations or other provisions in this Agreement, each of the Parties shall, and shall cause each of its respective Group Members to, use commercially reasonable efforts, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws and agreements to consummate and make effective the transactions contemplated by this Agreement; provided, however, that neither Party (nor any of their respective Group Members) shall be obligated under this Section 9.01 to pay any consideration, grant any concession or incur any additional Liability to any Third Party.

Section 9.02. Title to Intellectual Property. Except as expressly provided for under the terms of this Agreement or the Separation Agreement, Recipient acknowledges that it shall acquire no right, title or interest (including any license rights or rights of use) in any intellectual property that is owned or licensed by Provider, by reason of the provision of the Services hereunder. Recipient shall not remove or alter any copyright, trademark, confidentiality or other proprietary notices that appear on any intellectual property owned or licensed by Provider, and Recipient shall reproduce any such notices on any and all copies thereof. Recipient shall not attempt to decompile, translate, reverse engineer or make excessive copies of any intellectual property owned or licensed by Provider, and Recipient shall promptly notify Provider of any such attempt, regardless of whether by Recipient or any Third Party, of which Recipient becomes aware.

Section 9.03. Independent Contractors. The Parties each acknowledge and agree that they are separate entities, each of which has entered into this Agreement for independent business reasons. The relationships of the Parties hereunder are those of independent contractors and nothing contained herein shall be deemed to create a joint venture, partnership or any other relationship between the Parties. Employees performing Services hereunder do so on behalf of, under the direction of, and as employees of, Provider, and Recipient shall have no right, power or authority to direct such employees, unless otherwise specified with respect to a particular Service on the Schedules hereto.

Section 9.04. Group Members. SpinCo shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by a SpinCo Group Member and RemainCo shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by a RemainCo Group Member.

Section 9.05. Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one (1) and the same agreement, and shall become effective when one (1) or more counterparts have been signed by each of the Parties and delivered to the other Party. Each Party acknowledges and agrees that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement or any Ancillary Agreement. Each Party expressly adopts and confirms a stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it shall not assert that any such signature or delivery is not adequate to bind it to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it shall as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date hereof) and delivered in person, by mail or by courier.

(b) This Agreement, the Separation Agreement and the other Ancillary Agreements and the Exhibits, Schedules and annexes hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

(c) Parent represents on behalf of itself and, to the extent applicable, each other Parent Group Member, and SpinCo represents on behalf of itself and, to the extent applicable, each other SpinCo Group Member, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it and is enforceable in accordance with the terms hereof.

Section 9.06. Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Georgia, irrespective of the choice of Laws principles of the State of Georgia, including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 9.07. Assignability. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Neither this Agreement or any of the rights, interests, or obligations hereunder or thereunder may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any Party without the prior written consent of the other Party, and any such assignment without such prior written consent shall be null and void. No such consent shall be required for the assignment of a Party’s rights and obligations under this Agreement if: (a) any Party (or any of its successors or permitted assigns) (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Business Entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and/or Assets to any Person, and (b) in any such case, the resulting, surviving or assignee Person expressly assumes all of the obligations of the relevant party (or its successors or permitted assigns, as applicable) under this Agreement. No assignment permitted by this Section 9.07 shall release the assigning party from any Liability for the full performance of its obligations under this Agreement.

Section 9.08. Third-Party Beneficiaries. Except as provided in Article VIII with respect to the Provider Indemnitees and the Recipient Indemnitees in their respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any other Person except the Parties any rights or remedies hereunder; and (b) there are no other third-party beneficiaries of this Agreement and this Agreement shall not provide any other Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 9.09. Notices. Except as specifically set forth in this Agreement, all notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and except as provided herein shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by certified mail, return receipt requested, by facsimile, or by electronic mail (“e-mail”), so long as confirmation of receipt of such e-mail is requested, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.09):

If to RemainCo, to:

[•]

[•]

[•]

Attn: [•]

Email: [•]

with a copy to:

[•]

[•]

[•]

Attn: [•]

Email: [•]

If to SpinCo to:

[•]

[•]

[•]

Attn: [•]

Email: [•]

with a copy to:

[•]

[•]

[•]

Attn: [•]

Email: [•]

Either Party may, by notice to the other Party, change the address to which such notices are to be given.

Section 9.10. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement, or the application of such term or provision to Persons or circumstances or in jurisdictions other than those as to which it has been determined to be invalid, illegal or unenforceable, and the Parties shall use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement which, insofar as practicable, implement the purposes and intent of the Parties. Any term or provision of this Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the Parties as reflected by this Agreement. To the extent permitted by applicable Law, each Party waives any term or provision of Law which renders any term or provision of this Agreement to be invalid, illegal or unenforceable in any respect.

Section 9.11. Force Majeure. No Party shall be deemed in default of this Agreement for any delay or failure to fulfill any obligation hereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligations is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. Without limiting the termination rights contained in this Agreement, in the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such Force Majeure, (a) provide written notice to the other Party of the nature and extent of such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable, unless this Agreement has previously been terminated under Article V or this Section 9.11; provided, that, prior to any Party invoking the benefit of this provision as a result of a Force Majeure with respect to the COVID-19 pandemic, such Party shall use commercially reasonable efforts to mitigate the impact of the COVID-19 pandemic with respect to its failure or potential failure to fulfill any obligation under this Agreement. Recipient shall be (i) relieved of the obligation to pay Charges for the affected Service(s) throughout the duration of such Force Majeure and (ii) entitled to permanently terminate such Service(s) if the delay or failure in providing such Services because of a Force Majeure shall continue to exist for more than thirty (30) consecutive days (it being understood that Recipient shall not be required to provide any advance notice of such termination to Provider).

Section 9.12. Headings. The Article, Section and Paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.13. Survival of Covenants. Except as expressly set forth in this Agreement, the covenants, representations and warranties and other agreements contained in this Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation and Distribution and shall remain in full force and effect thereafter.

Section 9.14. Waivers of Default. No failure or delay of any Party in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the waiving Party.

Section 9.15. Dispute Resolution.

(a) In the event of any controversy, dispute or claim (a “Dispute”) arising out of or relating to any Party’s rights or obligations under this Agreement (whether arising in contract, tort or otherwise), calculation or allocation of the costs of any Service or otherwise arising out of or relating in any way to this Agreement (including the interpretation or validity of this Agreement), such Dispute shall be resolved by submitting such Dispute first to the relevant Contract Manager of each Party, and the Contract Managers shall seek to resolve such Dispute through informal good faith negotiation. In the event that the Contract Managers fail to meet or, if they meet and fail to resolve a Dispute within twenty (20) Business Days, then either Party may pursue the remedy set forth in Section 9.15(b).

(b) If the procedures set forth in Section 9.15(a) have been followed with respect to a Dispute and such Dispute remains unresolved, such Dispute shall be resolved in accordance with the dispute resolution process referred to in Article XI of the Separation Agreement.

(c) In any Dispute regarding the amount of a Charge or a Termination Charge, if such Dispute is finally resolved pursuant to the dispute resolution process set forth or referred to in Sections 9.15(a) and (b) and it is determined that the Charge or the Termination Charge, as applicable, that Provider has invoiced Recipient, and that Recipient has paid to Provider, is greater or less than the amount that the Charge or the Termination Charge, as applicable, should have been, then (i) if it is determined that Recipient has overpaid the Charge or the Termination Charge, as applicable, Provider shall within ten (10) calendar days after such determination reimburse Recipient an amount of cash equal to such overpayment, plus the Interest Payment, accruing from the date of payment by Recipient to the time of reimbursement by Provider; and (ii) if it is determined that Recipient has underpaid the Charge or the Termination Charge, as applicable, Recipient shall within ten (10) calendar days after such determination reimburse Provider an amount of cash equal to such underpayment, plus the Interest Payment, accruing from the date such payment originally should have been made by Recipient to the time of payment by Recipient.

Section 9.16. Specific Performance. Subject to Section 9.15, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) in respect of its rights or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are hereby waived by each of the Parties. Unless otherwise agreed in writing, Provider shall continue to provide Services and the Parties shall honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of Section 9.15 and this Section 9.16 with respect to all matters not subject to such Dispute; provided, however, that this obligation shall only exist during the term of this Agreement.

Section 9.17. Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom enforcement of such waiver, amendment, supplement or modification is sought.

Section 9.18. Precedence of Schedules. Each Schedule attached to or referenced in this Agreement is hereby incorporated into and shall form a part of this Agreement; provided, however, that the terms contained in such Schedule shall only apply with respect to the Services provided under that Schedule. In the event of a conflict between the terms contained in an individual Schedule and the terms in the body of this Agreement, the terms in the Schedule shall take precedence with respect to the Services under such Schedule only. No terms contained in individual Schedules shall otherwise modify the terms of this Agreement.

Section 9.19. Interpretation. In this Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other gender as the context requires; (b) the terms “hereof,” “herein” and “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the Schedules hereto) and not to any particular provision of this Agreement; (c) Article, Section or Schedule references are to the Articles, Sections and Schedules of or to this Agreement, unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including this Agreement) shall be deemed to include the schedules, exhibits and annexes to such agreement; (e) any capitalized terms used in any Schedule to this Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement; (f) any reference herein to this Agreement, unless otherwise stated, shall be construed to refer to this Agreement as amended, supplemented or otherwise modified from time to time, in accordance with the terms thereof; (g) the word “including” and words of similar import when used in this Agreement means “including, without limitation,” unless otherwise specified; (h) unless otherwise specified, the word “or” shall not be exclusive; (i) unless otherwise specified in a particular case, the word “days” refers to calendar days; and (j) unless expressly stated to the contrary in this Agreement, all references to “the date hereof”, “the date of this Agreement”, “hereby” and “hereupon” and words of similar import shall all be references to [__].

Section 9.20. Mutual Drafting. This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable to this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

AARON’S HOLDINGS COMPANY, INC.

By:
	Name:	[•]
	Title:	[•]

AARON’S SPINCO, INC.

By:
	Name:	[•]
	Title:	[•]

[Signature Page to Transition Services Agreement]